Exhibit 99.3
LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES
To Tender Shares of Common Stock
of
S1 CORPORATION
for
0.2800 of a Share of ACI Common Stock
or
$10.00 in Cash,
subject to the proration procedures described in the
Prospectus/Offer to Exchange dated August 30, 2011
and the related Letter of Election and Transmittal,
by
ANTELOPE INVESTMENT CO. LLC,
a wholly-owned subsidiary of
ACI WORLDWIDE, INC.

THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON WEDNESDAY, SEPTEMBER 28, 2011, UNLESS EXTENDED. S1 SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

August 30, 2011
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
          We have been engaged and appointed by ACI Worldwide, Inc., a Delaware corporation (“ACI”), and Antelope Investment Co. LLC (“Offeror”), a Delaware limited liability company and a wholly-owned subsidiary of ACI, to act as Dealer Manager in connection with Offeror’s offer to exchange each issued and outstanding share of common stock of S1 Corporation, a Delaware corporation (“S1”), par value $0.01 per share (the “S1 Shares”), for either of the following:
•	0.2800 of a share of ACI common stock (the “ACI Shares”), par value $0.005 per share (the “Stock Consideration”); or

•	$10.00 in cash, without interest (the “Cash Consideration”), subject to the proration procedures described in the Prospectus/Offer to Exchange, dated August 30, 2011, and in the related Letter of Election and Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Exchange Offer”), upon the terms and subject to the conditions of the Exchange Offer. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold S1 Shares registered in your name or in the name of your nominee. All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Prospectus/Offer to Exchange.
          As discussed in the Prospectus/Offer to Exchange, the Exchange Offer is not being made in any jurisdiction where the Exchange Offer would not be in compliance with the applicable laws of such jurisdiction.
          YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON WEDNESDAY, SEPTEMBER 28, 2011, UNLESS EXTENDED.
          Enclosed herewith for your information and forwarding to your clients for whom you hold S1 Shares registered in your name or the name of your nominee are copies of the following documents:
     1. The Prospectus/Offer to Exchange, dated August 30, 2011.
     2. The Letter of Election and Transmittal for your use in accepting the Exchange Offer and tendering S1 Shares and for the information of your clients. Facsimile copies of the Letter of Election and Transmittal may be used to tender S1 Shares, including the IRS Form W-9.
     3. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates evidencing S1 Shares are not immediately available or if you cannot deliver the certificates and all other required documents to Wells Fargo Bank, N.A. (the “Exchange Agent”) on or prior to the expiration time of the Exchange Offer or complete the procedure for book-entry transfer on a timely basis.
     4. A form of the letter that may be sent to your clients for whose accounts you hold S1 Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.
     5. A return envelope addressed to the Exchange Agent.
          Please note the following:
     A. The consideration for each Share of S1 Common Stock is either of the following:
•	0.2800 of an ACI Share (Stock Consideration); or

•	$10.00 in cash, without interest (Cash Consideration),
subject to the proration procedures described in the Prospectus/Offer to Exchange and the Letter of Election and Transmittal, and cash in lieu of any fractional ACI Shares, as described in the Prospectus/Offer to Exchange. IF THE UNDERSIGNED FAILS TO PROPERLY MAKE AN EXCHANGE OFFER ELECTION, THE UNDERSIGNED WILL BE DEEMED TO HAVE TENDERED HIS, HER OR ITS S1 SHARES WITH NO ELECTION, AND WILL BE DEEMED TO HAVE ELECTED THE CASH CONSIDERATION. PLEASE SEE THE SECTION OF THE PROSPECTUS/OFFER TO EXCHANGE TITLED “THE EXCHANGE OFFER—CONSEQUENCES OF TENDERING WITH NO ELECTION.”
     B. The Exchange Offer is being made for all issued and outstanding S1 Shares.
     C. The Exchange Offer and the withdrawal rights expire at 5:00 p.m., Eastern time, on Wednesday, September 28, 2011, unless extended as described in the Prospectus/Offer to Exchange (as extended, the “Expiration Time of the Offer”). S1 Shares tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration time of the Exchange Offer, but not during any subsequent offering period.
     D. The Exchange Offer is subject to the conditions set forth in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Conditions of the Exchange Offer,” which we urge you to review in detail. These conditions include, among other things, the following:
•	S1 stockholders shall have validly tendered and not withdrawn prior to the Expiration Time at least that number of S1 Shares that, when added to the S1 Shares then owned by ACI, Offeror or any of ACI’s other subsidiaries, shall constitute a majority of the then-outstanding number of S1 Shares on a fully diluted basis.

•	S1 stockholders shall have voted against the issuance of S1 Shares pursuant to the Fundtech Merger Agreement at a duly convened meeting of S1 stockholders, and the Fundtech Merger Agreement shall have been validly terminated and ACI shall reasonably believe that S1 has no liability, and Fundtech shall not have asserted any claim of liability or breach against S1 in connection with the Fundtech Merger Agreement, other than with respect to the possible payment of a maximum of $14.6 million in the aggregate in termination fees and reimbursement of permitted Fundtech expenses thereunder.

•	The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and ACI shall have received all necessary state securities law or “blue sky” authorizations.

•	The S1 Board shall have approved the acquisition of the S1 Shares pursuant to the Exchange Offer and the Second-Step Merger under Section 203 of the DGCL, or ACI shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict such acquisition or the Second-Step Merger.

•	The ACI Shares to be issued to S1 stockholders as a portion of the Exchange Offer consideration in exchange for S1 Shares in the Exchange Offer and the Second-Step Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

•	There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority that, in the judgment of ACI, is reasonably expected to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Exchange Offer or the Second-Step Merger or is reasonably expected to prohibit or limit the full rights of ownership of S1 Shares by ACI or any of its affiliates or is reasonably likely to result in a material liability imposed on S1 or ACI.

•	Since December 31, 2010, there shall not have been any event, change, effect, development, condition or occurrence that, in the reasonable judgment of ACI, is materially adverse on or with respect to the business, financial condition or continuing results of operations of S1 and its subsidiaries, taken as a whole.

•	Each of S1 and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after December 31, 2010 and prior to the Expiration Time.

•	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and, if applicable, any agreement with the Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), not to accept S1 Shares for exchange in the Exchange Offer, shall have expired or shall have been terminated prior to the Expiration Time.

•	Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Authority, other than in connection with the matters set forth in the foregoing bullet point, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired.
          The Exchange Offer is subject to additional conditions referred to in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Conditions of the Exchange Offer,” including that S1 stockholders shall not have approved the Fundtech Merger Agreement and that there shall have been no business combination consummated between S1 and Fundtech and that the S1 Board shall have not adopted a stockholder rights plan or similar plan.
     E. Exchange of S1 Shares pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) a properly completed and duly executed Letter of Election and Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent’s Message (as defined in the Prospectus/Offer to Exchange) in connection with book-entry transfer of the shares, (b) certificates for such S1 Shares or a confirmation of a book-entry transfer of such shares into the Exchange Agent’s account at the Depositary Trust Company and (c) any other required documents. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE EXCHANGE OFFER CONSIDERATION FOR S1 SHARES, REGARDLESS OF ANY EXTENSION OF THE EXCHANGE OFFER OR ANY DELAY IN MAKING THE EXCHANGE OR IN DISTRIBUTING THE EXCHANGE OFFER CONSIDERATION.
     F. Any stock transfer taxes applicable to the transfer of S1 Shares to Offeror pursuant to the Exchange Offer will be paid by Offeror, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Election and Transmittal.
          Neither ACI nor Offeror will pay any commissions or fees to any broker, dealer or other person, other than the undersigned Dealer Manager, Innisfree M&A Incorporated (the “Information Agent”) and other persons described in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Fees and Expenses,” for soliciting tenders of S1 Shares pursuant to the Exchange Offer. Upon request, Offeror will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.
          Stockholders who wish to tender their S1 Shares but whose certificates representing S1 Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent prior to the expiration time of the Exchange Offer or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender their S1 Shares by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures, and complying with all other requirements, in each case, as set forth in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer—Procedure for Tendering.”
          Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Prospectus/Offer to Exchange.
Very truly yours,
Wells Fargo Securities, LLC
Toll Free: (800) 532-2916
          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF ACI OR OFFEROR, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.